Recapitalization Funding Facility
Evans Environmental Corporation
August, 1995


Overview:                    Evans has achieved breakeven operations but has tax
                             and vendor obligations which threaten stability.
                             A new credit facility will enable settling these obligations with payments substantially in excess of liquidation or long term collection levels. If negotiated settlements are not achieved, the line will provide sufficient post bankruptcy funding to rebuild value. Although funding is not available under the present Strategica line due to Evans defaults, such defaults would be redefined to permit a comprehensive restructuring.

Amount:                      $400,000

Collateral:                  Same as existing Strategica line.

Maturity:                    Same as existing Strategica line.

Rate: Same as existing Strategica line until six months from execution of an IRS settlement. Thereafter additional consideration will be granted equal to 2.5% of equity ownership per month until all Strategica debt is repaid in full.

Conditions precedent:        Evans retains tax counsel experienced in corporate
                             tax settlements. Evans raises at least $300,000 of equity for cash proceeds. Satisfactory tax and vendor liabilities are achieved.

Use of Proceeds:             Up to $250,000     To fund the Internal Revenue
                                                Service settlement. Any
                                                settlement in excess of
                                                $250,000 is subject to approval
                                                by Strategica and further
                                                conditioned upon securing
                                                satisfactory vendor settlements.


                             Up to $100,000     Fund vendor settlements such
                                                that resultant payable are
                                                reduced by at least $1,000,000
                                                and in a form acceptable to
                                                Strategica.


                             Up to $  50,000    Restructuring counsel.


                                Note:  Uses of equity capital raised will be
                                       restricted to working capital purposes
                                       approved by Strategica.


                                       AGREED AND ACCEPTED:
                                       EVANS ENVIRONMENTAL CORPORATION


                                By:/S/ CHARLES EVANS
                                   ---------------------------
                                   Charles Evans, Chairman